UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2022

Commission File Number:  000-50609

AEI INCOME & GROWTH FUND 25 LLC
(Exact name of registrant as specified in its charter)

State of Delaware	75-3074973
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 East 7th Street, Suite 1300 St. Paul, Minnesota 55101	(651) 227-7333
(Address of principal executive offices)	(Registrant’s telephone number)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NONE	NONE	NONE

Securities registered pursuant to Section 12(g) of the Act:
Limited Partnership Units
(Title of class)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).              Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On November 1, 2022, the Partnership purchased an additional 50% interest in the Coliseum Health clinic in Macon, Georgia for $1,050,000 from AEI Income & Growth Fund 24 LLC, an affiliate of the Partnership. The purchase price of the property was based upon the property’s fair market value as determined by an independent third party, commercial property appraiser. The property interest became available because AEI Income & Growth Fund 24 LLC was in the process of liquidating its property portfolio. The property is leased to Macon Healthcare, LC, who then subleases the building to The Hughston Clinic P.C, under a lease agreement with a remaining primary term of 1.44 years. The lease may be renewed by the tenant for one additional term of 5 years.  The annual rent is $84,480 for the 50% interest. The lease is a net lease under which the tenant is responsible for all real estate taxes, insurance, maintenance, repairs and operating expenses of the property. The only exceptions are the Partnership is responsible for repairs to the exterior of the building and maintaining all Common Areas.

The Partnership purchased the property with cash received from the sale of property.  The clinic was constructed in 2012 remodeled in 2018 and is a 6,875 square foot building situated on approximately .915 acres.  The freestanding retail store is located at 100 North Macon Street Macon, Georgia.

The Hughston Clinic is an orthopedic group operating in 14 locations throughout the Southeast United States and headquartered in Columbus, Georgia. The location in Macon, Georgia has a total of five licensed doctors. Macon Healthcare, LLC is an entity owned by Coliseum Medical Center, which is a local hospital owned by Piedmont Healthcare. Piedmont is an eleven hospital, not-for-profit health care system that operates in Georgia, primarily in the Atlanta MSA. Piedmont has over 31,000 employees serving 3.4 million patients throughout Georgia.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – Because the property is leased to a single tenant on a long-term basis under a net lease that transfers substantially all of the operating costs to the tenant, we believe that financial information about the tenant is more relevant than financial statements of the property.  Financial information of the tenant is presented in the last paragraph of Item 2.01.

(b) Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the above transaction on the Partnership’s balance sheet and income statement.  The following narrative description is furnished in lieu of the pro forma statements:

Assuming the Partnership had acquired the property on January 1, 2021, the Partnership’s Real Estate Held for Investment would have increased by $1,050,000 and its Current Assets (cash) would have decreased by $1,050,000.

For the year ended December 31, 2021, Income from Operations would have increased $47,058 representing an increase in rental income of $82,014 and an increase in depreciation and amortization expense of $34,956. For the six months ended June 30, 2022, Income from Operations would have increased $24,144, representing an increase in rental income of $41,622 and an increase in depreciation and amortization expense of $17,478.

The net effect of these pro forma adjustments would have caused Net Income to increase from $393,508 to $440,566 and from $691,876 to $716,020, which would have resulted in Net Income of $11.14 and $17.04 per Limited Partnership Unit outstanding for the year ended December 31, 2021 and the six months ended June 30, 2022, respectively.

(c) Shell company transactions – Not Applicable.

(d) Exhibit 10.1 – Not required. The property acquired represents less than 15% of the total assets of the Company as of November 1, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI Income & Growth Fund 25 LLC
Limited Partnership

	By:	AEI Fund Management XXI, Inc.
	Its:	Managing General Partner

Date: November 7, 2022	By:	/s/ Keith E Petersen
Keith E. Petersen
Chief Financial Officer